Exhibit 4.3
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
NCI BUILDING SYSTEMS, INC.
Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
     NCI Building Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby further certify that:
     FIRST: The name of the Corporation is NCI Building Systems, Inc.
     SECOND: The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable the amendments to the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) that this Certificate of Amendment is effecting, and directed that the amendments be considered by the stockholders of the Corporation at the Corporation’s annual meeting held on February 19, 2010 and duly called pursuant to Section 222 of the DGCL (the “Annual Meeting”). At the Annual Meeting, the following amendments were duly adopted in accordance with Section 242 of the DGCL.
THIRD: The Certificate of Incorporation is hereby amended as follows:
A. The second paragraph of Article FOURTH, Section 1 of the Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
     “Each holder of shares of capital stock of the Corporation shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock of the Corporation held by the stockholder, unless otherwise specifically provided pursuant to this Restated Certificate of Incorporation. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL. The holders of the Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.”
B. Article FOURTH, Section 1 of the Certificate of Incorporation is hereby amended by adding a third paragraph to the end of Article FOURTH, Section 1 of the Certificate of Incorporation to read in its entirety as set forth below:
     “Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware, each five shares of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Common Stock or certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests (i) without any further action by a stockholder that holds shares of Common Stock immediately prior to the Effective Time in book-entry form, or (ii) where a stockholder holds shares of Common Stock in certificated form immediately prior to the Effective Time, upon receipt by the Corporation’s transfer agent of a properly completed and duly executed transmittal letter by such stockholder and the surrender of such stockholder’s Old Certificates (as defined below), in each case, in an amount equal to their pro rata share of the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional share interests otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional share interests as described above.”
C. Article FIFTH, Section 4 of the Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

     “Section 4. Removal. Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holder or holders of 80 percent of the outstanding voting power of the Corporation.”
D. Article FIFTH, Section 5 of the Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
     “Section 5. Stockholders’ Meetings. Meetings of stockholders of the Corporation may be called by the Chief Executive Officer, by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, or by the Secretary of the Corporation at the written request of the holder or holders of 25 percent of the outstanding voting power of the Corporation.”
E. Article FIFTH, Section 6 of the Certificate of Incorporation is hereby amended to delete the text of Section 6 and to amend Article FIFTH, Section 6 to read in its entirety as set forth below:
     “Section 6. [RESERVED].”
F. Article SEVENTH of the Certificate of Incorporation is hereby amended to delete the text of Article SEVENTH and to amend Article SEVENTH to read in its entirety as set forth below:
     “ARTICLE SEVENTH. [RESERVED].”
G. Article TENTH of the Certificate of Incorporation is hereby amended to delete the text of Article TENTH and to amend Article TENTH to read in its entirety as set forth below:
     “ARTICLE TENTH. [RESERVED].”
H. The Certificate of Incorporation is hereby amended to add a new Article FOURTEENTH immediately following Article THIRTEENTH, such article to read in its entirety as set forth below:
     “ARTICLE FOURTEENTH
     Section 1. At any time the Stockholders Agreement, dated as of October 20, 2009, by and among the Corporation, Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P., as amended from time to time (the “Stockholders Agreement”), is in effect, if the number of Investor Directors (as defined in the Stockholders Agreement) then serving on the Board of Directors is not equal to the Investor Director Number (as defined in the

Stockholders Agreement), then (x) each CD&R Director (as defined in the Stockholders Agreement) then serving on the Board of Directors shall have, on all matters, that number of votes equal to (i) the Investor Director Number less the number of Investor Independent Directors (as defined in the Stockholders Agreement) and Other Investor Directors (as defined in the Stockholders Agreement) divided by (ii) the number of CD&R Directors then serving on the Board of Directors and (y) each director then serving on the Board of Directors other than a CD&R Director shall have one vote on all matters; provided, that, if there is no CD&R Director then serving on the Board of Directors, then (a) each Investor Director then serving on the Board of Directors shall have, on all matters, that number of votes equal to (i) the Investor Director Number divided by (ii) the number of Investor Directors then serving on the Board of Directors and (b) each director then serving on the Board of Directors other than an Investor Director shall have one vote on all matters. In the event that the limitations and requirements imposed by law, regulation or the rules of a stock exchange on which the securities of the Corporation are quoted or listed for trading impose independence requirements on the directors then serving on the Board of Directors, or on the composition of the Board of Directors, would be violated if the Investor Directors have more than one vote pursuant to the preceding sentence of this Article Fourteenth, Section 1, then (a) each Investor Director then serving on the Board of Directors that meets the independence requirements imposed by such law, regulation or rule shall have, on all matters, that number of votes equal to (i) the Investor Director Number less the number of Investor Directors then serving on the Board of Directors who do not meet the independence requirements imposed by such law, regulation or rule divided by (ii) the number of Investor Directors then serving on the Board of Directors who meet the independence requirements imposed by such law, regulation or rule shall have one vote on all matters and (b) each director then serving on the Board of Directors other than the Investor Directors then serving on the Board of Directors that meets the independence requirements imposed by such law, regulation or rule shall have one vote on all matters.
     Section 2. At any time that any Investor Director has more than one vote pursuant to this Article Fourteenth, all references in this Restated Certificate of Incorporation, the Bylaws of the Corporation and any other charter document of the Corporation, as each may be amended from time to time, to “a majority of the directors,” “a majority of the directors then in office,” “a majority of the remaining directors,” “a majority of the entire Board of Directors,” “a majority of the total number of directors “ and similar phrases shall be interpreted to give effect to the proportional voting provisions of this Article Fourteenth on all matters such that (a) the references to “directors” or “Board of Directors” shall mean a number of directors equal to the number of directors that are not Investor Directors then serving on the Board of Directors, plus the then applicable Investor

Director Number and (ii) the references to “majority” shall mean a majority of the aggregate number of votes to which each director is entitled pursuant to this Article Fourteenth.”
     FOURTH: The amendments that this Certificate of Amendment is effecting were duly adopted in accordance with the provisions of Section 242 of the DGCL.
     FIFTH: In accordance with Section 103(d) of the General Corporation Law of the State of Delaware, this amendment shall become effective at 6:01 p.m. (EST) on March 5, 2010.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Restated Certificate of Incorporation to be executed by a duly authorized officer on this 4th day of March, 2010.

NCI Building Systems, Inc.
By:	/s/ Todd R. Moore
	Name:	Todd R. Moore
	Title:	Executive Vice President, General Counsel and Secretary

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